Exhibit 99.1

News Release

Wabtec Adds $100 Million To Existing Share Repurchase Program

WILMERDING, PA, February 21, 2008 – Wabtec Corporation (NYSE: WAB) today announced that its Board of Directors has authorized the repurchase of an additional $100 million of the company’s outstanding shares. The company intends to purchase these shares on the open market or in negotiated or block trades. No time limit was set for the completion of the program, which qualifies under the company’s credit agreement as well as the bond indenture for its currently outstanding debt.

In July 2006, Wabtec’s board authorized a $50 million share repurchase program. Since then, the company has repurchased about 1.2 million shares for about $37 million. Including the additional authorization, Wabtec can repurchase up to another $113 million of the company’s outstanding shares.

“The Board’s decision to expand the buyback to a total of $150 million reflects their confidence in our prospects for 2008 and beyond, as well as our belief that the stock is a good value,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “With our operations performing well, a $1 billion backlog of future business and strong cash flow, we have ample capacity to invest in our own stock, as well as internal growth opportunities and acquisitions around the world.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148